Exhibit 10(14)

                DIRECTOR DEFERRED COMPENSATION JOINDER AGREEMENT


         I, James E. Fritz, hereby apply for approval by Madison First Federal Savings & Loan Association to participate in the Director Deferred Compensation Master Agreement ("Master Agreement") established on November 1, 1993, by Madison First Federal Savings & Loan Association, as such Master Agreement may now exist or hereafter be modified; and do further agree to the terms and conditions thereof.

         I understand that I must execute this Director Deferred Compensation Joinder Agreement ("Joinder Agreement") as well as notify the Administrator of such execution, on or before November 1, 1993, in order to participate in the plan from its Effective Date. Otherwise, I may execute this Joinder Agreement and give notice of such execution to the Administrator at least thirty (30) days prior to any January 1.

         I hereby elect to irrevocably defer my Board fees, monthly, by $600.00 for the first 6 months. Thereafter, I hereby elect to irrevocably defer my salary, monthly, by $600.00 for the next 54 months. Such deferrals shall commence on August 1, 1995, and shall continue for a period of 60 months (in total) known as the "Deferral Period", and will result in a "Projected Deferral" in the amount of $36,000.00.

         I understand that my election to defer shall continue in accordance with this Joinder Agreement until such time as I submit a "Notice of Adjustment of Deferral Amount" (Exhibit B, hereto) to the Association and Administrator, at least thirty (30) days prior to any January 1st of my Deferral Period. A Notice of Adjustment of Deferral Amount can be used to adjust the amount of compensation to be deferred or to discontinue deferrals altogether.

     I hereby elect a "Benefit Age" of 45 years, 0 months and a "Payout Period" of 120 months.

         In general, I understand that my designated Beneficiary shall be entitled to a "Survivor's Benefit" monthly annuity in the amount of $1,254.00 pursuant to Subsection 5.1(b) and subject to all relevant Subsections of the Master Agreement. I also understand that Subsection 5.1 is the Death Benefit Subsection is applicable to me (and my Beneficiary) and that Subsection 5.2 shall be inapplicable with respect to me (and my Beneficiary).

         I hereby designate the following individuals as my "Beneficiary" and I am aware that I can subsequently change such designation by submitting to the Administrator, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Master Agreement shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Master Agreement. I understand that any Beneficiary designation made subsequent to execution of the Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.


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PRIMARY BENEFICIARY        Kimberly D. Fritz

SECONDARY BENEFICIARY       Michelle A. Fritz


         I understand that my deferral of Board fees and/or salary is intended to satisfy the elective deferral requirements existing under federal income tax laws. A private letter ruling has not been obtained from the Internal Revenue Service. In the event that any portion of my deferral is subject to an adverse determination regarding the deferral of such Board fees and/or salary as well as the deferral of the corresponding tax liability by the Internal Revenue Service, such portion of my Board fees and/or salary shall be excepted from the plan and returned to me at my request.

         I further understand that I am entitled to review or obtain a copy of the Master Agreement, at any time, and may do so by contacting either the Association or the Administrator.

         This Joinder Agreement shall become effective upon execution (below) by both the Director and a duly authorized officer of the Association.

         Dated this 1st day of August, 1995.



/s/ James E. Fritz
(Director)



/s/  Fred W. Koehler
(Association's duly authorized Officer)

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